Exhibit 10.43

FIRST AMENDMENT

TO

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to the Amended and Restated Executive Employment Agreement is entered into on March 13, 2013 by and between ARC DOCUMENT SOLUTIONS, INC., a Delaware corporation (“ARC”) and RAHUL K. ROY (“Executive”), effective as of March 2, 2013 (the “Effective Date”).

WHEREAS, ARC and Executive entered into an employment agreement, dated January 7, 2005, under which ARC is employed as Chief Technology Officer of ARC;

WHEREAS, the employment agreement between ARC and Executive was amended and restated as of March 31, 2011 (as so amended and restated, the “Agreement”) to extend the term and make certain other changes;

WHEREAS, Executive has voluntarily reduced his base salary by 10% as of November 10, 2012, which reduction is projected to end on or before the July 5, 2013 pay date; and

WHEREAS, ARC desires to amend the Agreement as of the Effective Date in order to eliminate the provision of certain perquisites to Executive and to increase Executive’s base salary;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions hereinafter contained, the parties hereby agree as follows:

1.	Base Salary. Section 3(a) of the Agreement is amended in full to read as follows:

(a)	Base Salary. Effective as of March 2, 2013 (the “Amendment Effective Date”), Executive’s annual Base Salary shall be $575,000 per year, payable in installments in accordance with ARC’s customary payroll procedures; provided, however, that effective as of November 10, 2012 and ending on July 5, 2013 or such earlier date as may be agreed upon between ARC and Executive, the amount of Base Salary payable to Executive pursuant to this Section 3(a) shall be reduced by ten percent (10%) (the “2012-2013 Base Salary Reduction Period”). Notwithstanding anything to the contrary contained in this Section 3(a), if Executive’s employment with ARC is terminated other than for Cause during the 2012-2013 Base Salary Reduction Period, any Base Salary severance benefits payable to Executive under Sections 12(a), (c) or (d) of the Agreement shall be calculated based on the $575,000 Base Salary amount, without taking into account the 2012-2013 Base Salary Reduction.

2.	Special Benefits. Section 7 of the Agreement is amended in full to read as follows:

Special Benefits. Prior to the Amendment Effective Date, Executive shall be allowed additional employer paid benefits of his choice (“Special Benefits”), including the lease of automobiles, social, golf or athletic club memberships and other benefits not specifically provided for in this Agreement, provided, however, that the annual cost shall not exceed $15,000. Any employer taxes imposed upon ARC by reason of the furnishing of such Special Benefits shall be included in the annual $15,000.

Effective as of the Amendment Effective Date, ARC shall not provide Special Benefits to Executive, and any Special Benefits provided by ARC to Executive prior to the Amendment Effective Date shall immediately cease, except to the extent that Executive provides ARC with a written assumption of such expenses, including but not limited to, any federal, state or local taxes arising from the continuation of such benefits. ARC shall not reimburse Executive for Special Benefits provided to Executive on or after the Amendment Effective Date, provided that ARC shall reimburse Executive for any Special Benefits provided to Executive prior to the Amendment Effective Date, subject to Executive’s annual allowance. For Special Benefits provided on or after January 1, 2013 and prior to the Amendment Effective Date, the annual allowance shall be prorated by multiplying $15,000 by a fraction, the numerator of which is the number of days in the 2013 calendar year preceding the Amendment Effective Date and the denominator of which is 365.

Notwithstanding anything in the Agreement to the contrary, to the extent that the reimbursement for any Special Benefits or the provision of any Special Benefits is determined to be subject to Section 409A of the Code (as defined in Section 12(e)) (including any exemptions thereto), the amount of any such Special Benefits eligible for reimbursement or the provision of any Special Benefits in one calendar year shall not affect the expenses eligible for reimbursement or the provision of any in-kind benefits in any other calendar year, in no event shall any expenses for Special Benefits be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement for Special Benefits or the provision of any Special Benefits be subject to liquidation or exchange for another benefit.

3.	Continuity of Employment Agreement; Entire Agreement. Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect from and after the Effective Date. This Amendment to the Agreement constitutes the complete and entire agreement among the parties relating to the subject matter thereof, and there are no prior or contemporaneous oral or written representations, promises or agreements not expressly set forth therein. This Amendment may not be modified in any respect except by a writing dated and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement as of the Effective Date.

ARC DOCUMENT SOLUTIONS, INC.,		EXECUTIVE
a Delaware corporation

By:	/s/ KUMARAKULASINGAM SURIYAKUMAR	By:	/s/ RAHUL K. ROY
	Kumarakulasingam Suriyakumar	Rahul K. Roy
Title: Chief Executive Officer, President and Chairman of the Board

3